EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of STRATA Skin Sciences, Inc. and Subsidiary to Form S-3 on Form S-1 (File No. 333-226296) of our report dated October 29, 2019, with respect to our audit of the consolidated financial statements of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2018 and for the year then ended, appearing in the Annual Report on Form 10-K of STRATA Skin Sciences, Inc. for the year ended December 31, 2018.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Philadelphia, Pennsylvania
November 20, 2019

E-23.2